EXHIBIT INDEX

(b) By-laws, effective April 11, 1996 and amended September 8, 1999 and January 11, 2001.

(h)(6) Purchase Agreement between World Trust and American Express Financial Corporation dated July 14, 2000.

(q)(1) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 11, 2001.

(q)(2) Officers' Power of Attorney, to sign Amendments to this Registration Statement, dated Jan. 11, 2001.